Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

May 12, 2021

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as counsel to MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale from time to time of shares representing limited liability company interests in the Company (the “Class A Shares”) having an aggregate initial offering price of up to $300,000,000 to be sold in an at-the-market offering (the “Offering”) pursuant to the Registration Statement on Form S-3 of the Company (File No. 333-238453), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), issued by the Company pursuant to the terms of the Sales Agreement dated April 30, 2019 (the “Sales Agreement”) by and among BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., Evercore Group L.L.C., Fifth Third Securities, Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc., as sales agents and BNP Paribas, Crédit Agricole Corporate and Investment Bank and The Bank of Nova Scotia, as forward purchasers, the Company and MGM Growth Properties Operating Partnership LP.

In rendering the opinions expressed below, we have examined the Limited Liability Company Act of Delaware (the “Delaware LLC Act”), limited liability company records, certificates, agreements and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the prospectus dated May 18, 2020 relating to the Class A Shares that was included in the Registration Statement (the “Base Prospectus”); (iii) the prospectus supplement dated May 12, 2021 (the “Prospectus Supplement”); (iv) the resolutions of the Board of Directors of the Company adopted on November 15, 2018 (the “Board Resolutions”) relating to, among other things, the authorization of the issuance and sale of the Class A Shares pursuant to the Offering; and (v) the Sales Agreement.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing and assuming that (i) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (ii) all Class A Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iii) the terms of the issuance and sale of such Class A Shares will have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, (iv) the aggregate gross sales price of all of the Class A Shares in the Offering pursuant to the Sales Agreement (including the $182,340,329 aggregate gross sales price of the Class A Shares sold to date) will not exceed the amount authorized for issuance and sale in the Board Resolutions, (v) the consideration per share to be received by the Company for each of the Class A Shares to be issued and sold in the Offering pursuant to the Sales Agreement will be determined in accordance with, and will not be less than the applicable minimum consideration per share set forth in, the Board Resolutions; and (vi) upon each issuance of any of the Class A Shares subsequent to the date hereof in the Offering pursuant to the Sales Agreement, the total number of shares of Class A Shares of the Company issued and outstanding, after giving effect to such issuance of such Class A Shares, will not exceed the total number of Class A Shares that the Company is authorized to issue under the LLC Agreement, we advise you that, in our opinion, upon issuance by the Company against payment as contemplated by the Prospectus Supplement and the accompanying Base Prospectus, the Class A Shares to be issued in the Offering have been duly authorized for issuance by all necessary limited liability company action on the part of the Company, and when such Class A Shares are issued and delivered by the Company in exchange for payment of the consideration therefor, as provided in, and in accordance with, the Sales Agreement and the Board Resolutions, such Class A Shares will be validly issued, and holders of Class A Shares will have no obligation to make any further payments for the purchase of the Class A Shares or contributions to the Company solely by reason of their ownership of Class A Shares.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the Delaware LLC Act, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Base Prospectus contained in such Registration Statement and in any related prospectus supplement thereunder, including the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Milbank LLP
Milbank LLP